Exhibit (d)(3)(i)

AMENDED SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

between

VOYA INVESTMENTS, LLC

and

VOYA INVESTMENT MANAGEMENT CO. LLC

Annual Sub-Advisory Fee
Series	(as a percentage of average daily
assets allocated to
the Sub-Adviser)
Voya Global High Dividend Low Volatility	0.2100%
Portfolio

Voya Index Plus LargeCap Portfolio	0.1580%

Voya Index Plus MidCap Portfolio	0.1800%

Voya Index Plus SmallCap Portfolio	0.1800%

Voya International Index Portfolio	0.1710%

Voya Russell™ Large Cap Growth Index	0.2025%
Portfolio

Voya Russell™ Large Cap Value Index	0.2025%
Portfolio

Voya Russell™ Large Cap Index Portfolio	0.1125%

Voya Russell™ Mid Cap Growth Index	0.2025%
Portfolio

Voya Russell™ Mid Cap Index Portfolio	0.1395%

Voya Russell™ Small Cap Index Portfolio	0.1485%

Annual Sub-Advisory Fee
Series	(as a percentage of average daily
assets allocated to
the Sub-Adviser)
Voya Small Company Portfolio	0.3375%

0.1440% on the first $500 million;
Voya U.S. Bond Index Portfolio	0.1350% on the next $500 million;
0.1260% on the next $1 billion;
0.1170% on the next $2 billion; and
0.1080% on assets thereafter

Voya VACS Index Series EM Portfolio	0.0675%

Voya VACS Index Series I Portfolio	0.0675%

Voya VACS Index Series MC Portfolio	0.0675%

Voya VACS Index Series SC Portfolio	0.0675%